Exhibit 5.1

12636 High Bluff Drive, Suite 400
San Diego, California 92130-2071
Tel: +1.858.523.5400 Fax: +1.858.523.5450
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
October 15, 2009	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.
Moscow
Cricket Communications, Inc.
5887 Copley Drive
San Diego, CA 92111

Re:	Registration Statement on Form S-4; Exchange Offer for $1,100,000,000
Aggregate Principal Amount of 7.75% Senior Secured Notes due 2016
Ladies and Gentlemen:
          We have acted as special counsel to Cricket Communications, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to $1,100,000,000 aggregate principal amount of 7.75% Senior Secured Notes due 2016 (the “Exchange Notes”), and the guarantees of the Exchange Notes (the “Guarantees”) by Leap Wireless International, Inc., a Delaware corporation, and each of the entities listed on Schedule I hereto (each a “Guarantor”, and, collectively, the “Guarantors”), under the Indenture dated as of June 5, 2009 (the “Indenture”), including the Guarantees, among the Company, the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 15, 2009 (the “Registration Statement”). The Exchange Notes and Guarantees will be issued in exchange for the Company’s outstanding 7.75% Senior Secured Notes due 2016 (the “Outstanding Notes”) on the terms set forth in the prospectus contained in the Registration Statement and the letter of transmittal filed as an exhibit thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and the Guarantees.
          As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of

October 15, 2009

any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.
          Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
1. The Exchange Notes have been duly authorized by all necessary corporate action of the Company and, when executed, issued, authenticated and delivered by or on behalf of the Company in accordance with the terms of the Indenture against the due tender and delivery to the Trustee of Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
2. The Guarantees of each of the Guarantors have been duly authorized by all necessary corporate or limited liability company action, as applicable, of each respective Guarantor, and when executed in accordance with the terms of the Indenture and upon due execution, issuance, authentication and delivery of the Exchange Notes by or on behalf of the Company in accordance with the terms of the Indenture against the due tender and delivery to the Trustee of Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, each of the Guarantees will be the legally valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.
          Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) provisions purporting to make a guarantor primarily liable rather than as a surety and (g) the severability, if invalid, of provisions to the foregoing effect.
          We express no opinion with respect to: (i) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (ii) waivers of broadly or vaguely

October 15, 2009

stated rights; (iii) covenants not to compete; (iv) provisions for exclusivity, election or cumulation of rights or remedies; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) grants of setoff rights; (vii) proxies, powers and trusts; and (viii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property. We have not been requested to express and, with your consent, do not render any opinion herein with respect to the creation, validity, perfection or priority of any security interest.
          With your consent, we have assumed: (a) that the Indenture, the Guarantees and the Exchange Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and each of the Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
          This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Latham & Watkins, LLP

SCHEDULE I
Cricket Licensee (Reauction), LLC, a Delaware limited liability company

Cricket Licensee I, LLC, a Delaware limited liability company

Cricket Licensee 2007, LLC, a Delaware limited liability company